IGNITION INTERLOCK INFORMATION SHEET

When an ignition interlock device is ordered as a **Condition of Bond or Probation**, the court will submit an Ignition Interlock Installation Order to the Texas Department of Public Safety (DPS). DPS will send a letter to the address on your driver's license notifying you of this restriction and advising that you have 30 days to send $10 for a new license. You will then receive a new license with the restriction noted. This restriction will remain in place until the court notifies DPS otherwise. If you drive, **unless otherwise specified**, you must have ignition interlock **with a camera** installed within 30 days from the date ordered. After 30 days, it is a violation of bond or probation if you drive any vehicle without ignition interlock installed. Lubbock area Ignition Interlock Providers are listed below. The CSCD does not endorse one provider over another. The CSCD does encourage people to check with the ignition interlock providers to determine which agency they will use.

Interlock Texas	**806-939-2724** **877-437-4838** **Interlocktexas.com**	**Depot Auto** **2920 4th Street**	**Stephen Ferraro** **806-939-2724** **stephen@interlocktexas.com** **Ron Findley** **806-317-0070** **ron@interlocktexas.com**
LifeSafer	**806-730-2757** **Lifesafer call center:** **866-503-4500** **www.lifesafer.com**	**Christian Brothers** **6207 82nd** **Lubbock, TX** **79424**	
Draeger Safety	**806-747-0660** DraegerSafety@draeger.com cody.callaway@draeger.com	**305 Paris Ave**	**Michael Thompson**
Guardian Interlock	**806-283-3840** ***Fax: 687-5549*** ***972-876-6302***	**5121 69th St Suite C-7**	**Gary McCallum**
Smart Start	**806-748-5400** **jblackstock@smartstartinc.com** ***Fax: 972-929-6638*** **800-880-3394**	**8406 Ave P, #1** **Lubbock, TX** **79423**	**John Blackstock**
Intoxalock	**877-777-5020** ***Fax:515-331-9079***	**Custom Sound Works 5131 80th Street**	**Michael Jones** **Richard Garza**

AS A CONDITION OF BOND, Ignition Interlock must remain installed until there is a disposition on the case. If the sentence is jail time or the case is dismissed, the Order Releasing Ignition Interlock will be submitted by the court to DPS so this restriction will be removed. Ask your attorney about this to make sure the paperwork is processed. If you are subsequently placed on probation and ignition interlock is not ordered, ask your Community Supervision Officer (CSO) to submit an Order Releasing Ignition Interlock to the court to be forwarded to DPS. If ignition interlock was a condition of your bond and becomes a condition of your probation, a new order is not necessary.

AS A CONDITION OF PROBATION, the ignition interlock requirement will be in effect for the time frame specified in the judgment. The time **only** begins when:

1) your driver's license is reinstated (or occupational license issued) and
2) ignition interlock is installed.

You are not credited for any time for having the ignition interlock ***until probation begins AND the ignition interlock device is installed.***